BOVIE MEDICAL CORP.

CODE OF ETHICS AND BUSINESS CONDUCT

CONTENTS

Letter from the President and CEO
Introduction
What are Ethics?
Responsibility and Accountability
Our Business
Our Mission
Our Beliefs
Our Stakeholders
Competitors
Financial Community
The Media
The Public
Conflicts of Interest
Corporate Opportunity
Confidentiality
Protection/Use of Assets
Corporate Governance
Need Help
Reporting Concerns

Letter from the President and CEO

This Manual Represents The First Comprehensive And Formal Statement Of Bovie Medical Corp. Code Of Professional Ethics And Related Policies.

This section introduces you to the way that we choose to do business at Bovie Medical Corp. It describes our stakeholders – who they are and how we strive to interact with them – and provides the general principles of business conduct that we respect as a company. All of this is supplemented with the specific policies or procedures under which we operate.

Bovies’ expectations for responsible conduct apply to everyone who works on our behalf, including but not limited to our employees, consultants, and contractors. While the standards listed in this Code are specifically intended for Bovie employees, all other parties should conform to the spirit of these standards.

You should familiarize yourself with our Code of Ethics and Business Conduct, as well as applicable policies and procedures. The intention is to provide guidelines that will help you decide what is the most appropriate choice for you and your company when faced with difficult situations.

Please read the Code and keep it handy for reference in case the need arises. If you have any questions about its intent or applicability, please talk to your manager. All employees will need to acknowledge in writing that they have read and understand the Code We’re building a great company. Every day, our success is shaped by how we interact with the people around us. This Code outlines not only our ethical standards but also maps out the kind of company we want to be. Success has many dimensions. This is how we choose to succeed.

Andrew Makrides
President & CEO

Introduction

Clearly stated ethical principles of business conduct and their practice help maintain good standing in the global community. Throughout its history, Bovie Medical Corporation has enjoyed a reputation for high standards of technical excellence, business integrity, and the strength of its commitment to customers, employees and other stakeholders.

To a large degree, this reputation has been built upon our employees’ tradition of ethical conduct. Our reputation is one of our most valuable assets, particularly in a world where business is increasingly disrupted by a lack of trust, honesty and integrity.

This Code of Ethics and Business Conduct is written to ensure our directors, officers and employees understand the importance we place on ethical conduct and recognize that it forms an important part of who we are as individuals and as a company. Similarly, it helps our external shareholders, such as customers and suppliers, know what to expect from Bovie Medical Corporation. Finally, it is meant to help you recognize and deal with ethical dilemmas you may encounter.

What are Ethics?

Ethics are a set of principles or rules of conduct to help distinguish between right and wrong. Ethics are about values and associated behaviors. In practical terms, Bovie Medicals’ Code of Ethics and Business Conduct outlines the manner in which we choose to do business and reflects the beliefs, priorities and principles that we uphold. We expect that you will respect these principles and exercise good judgment that reinforces our reputation as a company that is fair, honest and just in its dealings with stakeholders.

Responsibility and Accountability

Responsibility is the measure of every person’s ability to act independently and make decisions. Regardless of your role in the Company and no matter how big or small the decisions you make, you are accountable for them, meaning that you must be prepared to defend your judgment.

The Code of Ethics and Business Conduct can help you make appropriate decisions under difficult circumstances, particularly when the choices you face are neither clearly right nor clearly wrong. The Code can help you to navigate in a way that leads to decisions that are appropriate for the circumstance, while upholding your integrity and reputation and that of the Company.

Still, no set of guidelines or rules can anticipate every possible circumstance. You should never hesitate to seek help in making a tough choice by talking to others. Similarly, you should not hesitate to draw to Bovie’s attention matters that appear to be in conflict with our Code. You will find more information on this at the end of this document.

Our Business

We are building a trusted, highly profitable company focused on growth from strategically selected products. We are aggressive, assertive and competitive and strive to lead our industry through technical ingenuity, superior insight, rapid product innovation, and intense customer focus. We aim to make money for our investors and employees by building a winning company.

Our Mission

Bovie will provide the most compelling products for medical industry. We will deliver these compelling products ahead of the competition, thereby earning a superior return for our stakeholders.

Our Beliefs

To succeed in our business and accomplish our mission, our culture must be built upon a set of core beliefs, which are:

o Listen to customers
o Tell the truth
o Be ambitious
o Treat everyone with respect
o Do everything quickly
o Reward results
o Do the right thing

Our Stakeholders

Customers

There is no greater priority at Bovie than our responsibility to satisfy our customers. We will grow and prosper only to the degree that we clearly understand and meet their expectations. We will do everything we reasonably can to ensure customer satisfaction by exercising good faith in all agreements. We will ensure quality in our products and fairness in our pricing, and provide world-class after-sales service and support.

Employees

Employees’ knowledge, skills and experience are the tools by which we build a great company and each and every employee is a critical factor in our success. As such, we encourage respect, recognition, fairness and dignity. We are an equal opportunity employer. We hire people based on their ability to do the job and pay and reward them for performance. We are committed to providing a safe and healthy work environment and strive to provide opportunities for self-improvement and growth. We do not tolerate harassment or abuse in any form. We encourage employees to voice their opinions freely about the policies and programs of the Company by practicing an “open door” policy.

Shareholders

Shareholders own the business and expect a fair return on their investment in the Company. We treat their investment as if it were our own and will do our utmost to protect it and to ensure a proper return. It is the responsibility of all employees to work towards the achievement of profit and a fair return for our shareholders. We are committed to accurate and timely communication of achievements and prospects to allow shareholders to reasonably evaluate their investment. We willingly comply with applicable statutory and regulatory requirements for the provision of information, and provide a clear, fair and accurate picture of our business. We manage our finances conservatively and prudently, and rely only on well-established and generally accepted financial practices.

Management functions as a steward of the business; a trusting relationship between management and shareholders is critical. We believe in sound principles of corporate governance. To this end, we foster open communications with shareholders and have established clear roles and responsibilities of management. Our Board has the skills, time and information required to effectively discharge its responsibilities. We abide by strict rules and regulations governing the trading of company securities by “insiders”.

Business Partners

Forging quality relationships with other companies extends our reach and influence around the world and gives Bovie a competitive advantage. Relationships built on trust are one of the most significant aspects of joint ventures, purchasing agreements or other types of business relationships. Accordingly, Bovie will work hard to preserve the reputation of other organizations and expects others to protect our reputation. We will not do business with those who intentionally or continually act illegally or in conflict with the spirit and intent of the provisions of our Code of Ethics and Business Conduct.

We maintain open and frank business dealings in an effort to develop mutually advantageous relationships that are effective and efficient. Our purchasing decisions are made solely in the best interests of Bovie and consider quality, price, service and sourcing. We respect the sanctity of contracts and business relations as well as the rule of law.

Government

As a responsible, well-managed company, we willingly comply with all relevant laws and regulations wherever we do business.

Competitors

While we compete aggressively, we do so with integrity. We support fair competition and comply with the competition and anti-trust laws of the countries in which we do business. We will not enter into agreements or understandings that attempt to limit competition. We do not use illegal or unethical methods to collect competitive or proprietary information, including inducing such disclosures by former or current employees of competitors.

Financial Community

Bovie recognizes that shareholders and prospective shareholders depend on the financial community (financial analysts, investment managers, financial media, and so on) for an ongoing and independent assessment of the financial prospects and activities of the Company. We are committed to accurate and timely communication of achievements and prospects and willingly provide a clear, fair and accurate picture of our business to the financial community on a non-preferential basis. We will not selectively disclose material information.

The Media

The news media – newspapers, newsletters, magazines, radio and television – are among the principal channels for communicating information to Bovie stakeholders. We recognize the media’s right as representatives of our stakeholders to obtain information from the Company through proper channels. Only persons authorized by the Company should respond to media inquiries. Employees should refer any questions by the media to Corporate Communications.

The Public

Bovie is a responsible corporate citizen and actively supports the communities in which we live and work. We provide information about the Company in response to reasonable and responsible requests. We abide by all local laws and regulations. We respect and care for the environments in which we operate. We support and encourage our employees to actively contribute to the needs of the community. Where possible, we provide financial or in-kind assistance to selected community programs or projects.

Conflicts of Interest

A conflict of interest occurs when a director’s or employee’s personal interests interfere – or appear to interfere – with the best interests of Bovie. Business decisions and actions must be made in the best interests of the Company and should not be influenced by personal considerations or relationships. Relationships with Bovie stakeholders - for example suppliers, competitors and customers should not in any way affect one’s responsibility and accountability to Bovie. Conflicts can arise when you receive improper gifts, entertainment or benefits as a result of your position in the Company.

The Company prohibits the receipt of gifts or benefits of greater than nominal value from vendors, suppliers, customers and other business associates. Frequent nominal value gifts and entertainment from the same party may be considered to be of greater than nominal value and hence prohibited.

Giving gifts and entertainment to customers, suppliers and other business associates is also prohibited by Bovie when the gifts or entertainment are of greater than nominal value or are intended to bribe or influence the recipient, or when the law prohibits them.

Corporate Opportunity

Employees of Bovie are entrusted with a wealth of information, tools and resources that we expect to be used to advance the legitimate interests of the Company. Using information, tools and resources to identify or exploit personal opportunities for personal gain is not acceptable.

Confidentiality

Employees must preserve and protect the confidentiality of information entrusted to them by the Company and its customers, except when disclosing information is approved or legally mandated. Confidential information encompasses proprietary information which is not in the public domain that could be of use to competitors, or that could harm the Company, its employees, its customers or suppliers if disclosed.

Employees must also not use or disclose to the Company any proprietary information or trade secrets of any former employer or other person or entity with whom obligations of confidentiality exist.

Protection/Use of Assets

Theft, carelessness and waste have a direct impact on Bovie’s profitability. Employees are responsible for protecting the Company’s assets and ensuring their efficient use. All company assets – information, tools and resources – must only be used for legitimate business purposes.

Corporate Governance

Bovie respects both the letter and spirit of the laws under which it operates. In terms of corporate governance, our operations are governed by the statutory requirements of government; by accounting and trading regulations

To fulfill our commitments, we require full, fair and accurate recording and reporting of financial and business information. All financial records and reports must accurately reflect transactions and events and conform to required accounting principles as well as Bovie’s internal controls.

Need Help

Many choices in life are clearly right or clearly wrong but many are not always so clear. If you find yourself in a challenging situation, consult this Code and talk to your manager. Don’t ignore the situation or pretend that it isn’t important. You owe it to yourself and to the Company to get to the heart of the matter and see that it is resolved.

You can count on the support of the Company if you have sincerely tried to do what is right in the circumstances by relying on this Code, by seeking input and advice from others, and by protecting the reputation and best interests of the Company.

You must recognize that the Company takes this Code and its application very seriously and will take whatever steps are necessary to protect its integrity and business reputation. If you contravene the principles and policies outlined in the Code, you should expect that appropriate disciplinary action would be taken, up to and including dismissal or prosecution.

Reporting Concerns

It is everyone’s responsibility to uphold the spirit and purpose of this Code. It is conceivable that you may encounter a circumstance where a Bovie employee, business partner or someone else appears to be violating the Code.

If this occurs, we strongly encourage you to discuss the issue with your manager or local HR representative. If you are uncomfortable raising the matter with these people, or you receive an unsatisfactory answer, or you don’t know to whom you should speak, please contact Andrew Makrides who will act to resolve the issues raised.

You should know that Bovie does not tolerate retaliation in any form against employees who honestly and accurately report a concern. At the same time, it is serious and unacceptable to make false allegations.

The Company’s Code of Ethics and Business Conduct (the “Code of Conduct”) applies to all employees and directors of the Company. In addition to ethical standards for required conduct outlined therein, the Chief Executive Officer, the Chief Financial Officer and the Corporate Controller (the “Designated Executives”) must also meet the standards and requirements of a Supplementary Code of Ethics and Business Conduct (the “Supplement”) which provides as follows:

1. Business decisions must be made and actions taken in the best interests of the Company and must not be influenced by personal considerations or relationships. Conflicts can arise when the Designated Executive receives improper gifts, entertainment or benefits as a result of his/her position in the Company. The Company prohibits the receipt of gifts or benefits of greater than nominal value from vendors, suppliers, customers and other business associates. Frequent gifts or entertainment of nominal value from the same party may be considered to be of greater than nominal value and subject to review by the Board of Directors of the Company (the "Board"). Giving gifts and entertainment of greater than nominal value is equally prohibited.

2. Designated Executives are entrusted with a wealth of information, tools and resources that the Company expects to be used to advance its legitimate interests. Such information must not be used to identify or exploit personal opportunities or achieve personal gain to the detriment of the Company.

3. Designated Executives will make full, true, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to the Ontario Securities Commission (OSC) and the Securities and Exchange Commission (SEC) and in all other public communications made by the Company; it is the responsibility of each Designated Executive promptly to bring to the attention of the Company's General Counsel any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings.

4. Designated Executives will ensure that they and the Company comply in all material respects with applicable governmental laws, rules and regulations.

5. Designated Executives will promptly bring to the attention of the Company's General Counsel any information he or she may have concerning significant deficiencies in the design or operation of internal controls that could adversely affect the Company's ability to record, process, summarize and report financial data or any fraud (including the identity of all alleged perpetrators), whether or not material, involving management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

6. Designated Executives will promptly report to the Company's General Counsel all material violations of the Code of Conduct and this Supplement of which they are aware, including any actual or apparent conflicts of interest between personal and professional relationships involving any management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

7. Any Designated Executive, if not satisfied with actions taken or proposed to be taken by the General Counsel as a result of disclosures made by the Designated Executive under sections 5 and 6, should promptly provide the same information directly to the Chairman of the Board of Directors who will cause the matter to be investigated and appropriate actions taken.

8. Designated Executives will be individually accountable for adherence to requirements of the Code of Conduct and this Supplement.

Any breach of the provisions of the Code of Conduct and the Supplement which are considered to be material will be submitted to the Board for review and decision. The Board will determine if the alleged breach of the Code of Conduct or Supplement is material and may waive such breach or take whatever disciplinary action it considers appropriate in the circumstances, including immediate dismissal of the Designated Executive. The Company will promptly publish on its web site the results of any Board review where, as a result of a breach determined to be material, a waiver has been granted or other action taken including the reasons for such decision